UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 19, 2015
Kemper Corporation
(Exact name of registrant as specified in its charter)

Commission File Number: 001-18298

DE	95-4255452
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)
One East Wacker Drive, Chicago, IL 60601
(Address of principal executive offices, including zip code)
312-661-4600
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5. - Corporate Governance and Management

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b), (c) and (e)
Kemper Corporation (“Kemper” or the “Company”) issued a press release on November 19, 2015, announcing that Donald G. Southwell, Chairman, President and Chief Executive Officer, resigned from the Company’s Board of Directors (“Board”) and from his positions as Chairman, President and Chief Executive Officer, effective November 19, 2015. Mr. Southwell has assumed the non-executive officer position of Senior Advisor and is expected to provide advisory services until his previously-announced retirement from the Company in May 2016.
The Company also announced that, on November 19, 2015, the Board elected Joseph P. Lacher, Jr. as President and Chief Executive Officer, effective the same day. Mr. Lacher, age 46, previously served as President of Allstate Protection, a business segment of The Allstate Corporation, the largest U.S. publicly-held personal lines insurer, where he led the company’s property and casualty offerings serving more than 17 million American households. Prior to Allstate, Mr. Lacher spent 18 years at The Travelers Companies, Inc., a leading provider of property casualty insurance for auto, home and business. Mr. Lacher served in many executive roles during his tenure with Travelers, most recently as Executive Vice President of Personal Lines and Select Accounts, where he oversaw the expansion of the operations of those units.
Pursuant to the Company’s offer letter dated November 19, 2015, Mr. Lacher is entitled to the following:

•	Annual base salary of $750,000;

•
Eligibility for cash bonus awards pursuant to the Company’s cash bonus plans; the annual 2016 bonus award will have a target bonus opportunity of 125% of annual base salary, a maximum payout of 250% of target and a guaranteed minimum bonus payment of 65% of target; the award will be based on the achievement of performance criteria to be established by the Board’s Compensation Committee at its first regularly-scheduled quarterly meeting in 2016;

•
An initial grant of nonqualified stock options valued at $1,000,000 pursuant to the Company’s omnibus equity plan, vesting generally in four equal annual installments beginning six months after the grant date;

•
Eligibility for long-term incentive awards pursuant to the Company’s omnibus equity plan with a total value of $2,000,000, allocated one-third in nonqualified stock options and two-thirds in performance-based restricted stock units based on the value on the grant date, which shall be the date of the first regularly-scheduled quarterly meeting of the Compensation Committee in 2016;

•
A change of control agreement with the Company providing for severance pay equal to a multiple of three times annual base salary, continued life and health care coverage for up to three years, and outplacement services for up to fifty-two weeks, in the event of an involuntary termination without cause by the Company or termination by Mr. Lacher with good reason within 24 months of a change in control, as detailed in the agreement, the form of which was previously approved by the Compensation Committee for the Company’s executive officers and filed as an exhibit to the Company’s annual report filed with the Securities and Exchange Commission (“SEC”); and

•
Participation in the Company’s Defined Contribution Retirement Plan, Defined Contribution Supplemental Retirement Plan, Deferred Compensation Plan, and other benefit plans that are available to full-time employees of the Company.

The foregoing summary of the offer letter is qualified in its entirety by the complete text of the offer letter, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference. The press release issued by the Company on November 19, 2015 is attached hereto as Exhibit 99.1 and incorporated herein by reference.
There is no arrangement pursuant to which Mr. Lacher was selected as an officer, no family relationships between him and any director or other executive officer of the Company, and no transactions involving him or a member of his immediate family, that would require disclosure by the Company under Item 401(b) or (d) or 404(a) of SEC Regulation S-K.

(d)
The Company also announced that, on November 19, 2015, Mr. Lacher was elected to the Board of Directors, effective the same day, and was designated a member of the Board's Investment Committee. As a member of the Board, Mr. Lacher is entitled to be a party to an indemnification and expense advancement agreement with the Company, the form of which was filed as an exhibit to the Company’s annual report filed with the SEC. There are no arrangements or understandings between Mr. Lacher and any other person pursuant to which he was elected as a director, no related persons transactions reportable pursuant to Item 404(a) of SEC Regulation S-K, and no material plan, contract or arrangement entered into in connection with his election to the Board.
The Board also designated independent director Robert J. Joyce as Chairman of the Board, effective November 19, 2015. Pursuant to the Company’s Corporate Governance Guidelines, the designation of an independent Chairman obviates the role of Lead Director of the Board, a position that was held since 2012 by David P. Storch, who remains a member of the Board. In addition, the Board named George N. Cochran as Audit Committee Chair, replacing Robert J. Joyce, who remains a member of the Audit Committee.
A copy of the Company’s press release announcing the foregoing matters is filed with this report as Exhibit 99.1 and is incorporated herein by reference.

Section 9. – Financial Statements and Exhibits.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits
10.1    Offer Letter dated November 19, 2015.
99.1    Registrant’s press release dated November 19, 2015.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kemper Corporation

Date:	November 19, 2015	/S/ C. THOMAS EVANS, JR.
C. Thomas Evans, Jr.
Vice President, Secretary & General Counsel

Exhibit Index

Exhibit Number	Exhibit Description
10.1	Offer Letter dated November 19, 2015.
99.1	Registrant’s press release dated November 19, 2015.